EXHIBIT 99.1

US Ecology Announces First Quarter 2018 Results

FIRST QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue $120.1 million, up 9%
  Base Business growth of 2%; Event Business growth of 8%
  Field and Industrial Services revenue growth of 16%
  Operating income growth of 11%
  Recognized a $2 million cash gain, or $0.07 per diluted share, on issuance of a property easement
  Net income of $9.2 million
  Diluted earnings per share of $0.42
  Adjusted earnings per share of $0.36, up 57%
  Adjusted EBITDA of $24.5 million, up 4%

2018 BUSINESS OUTLOOK REAFFIRMED:

  Diluted earnings per share expected to range from $2.15 to $2.34 per share
  Adjusted EBITDA expected to range from $122 million to $128 million
  Capital expenditures expected to range from $39 million to $42 million

BOISE, Idaho, May 03, 2018 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ:ECOL) (“the Company”) today reported total revenue of $120.1 million and net income of $9.2 million, or $0.42 per diluted share, for the quarter-ended March 31, 2018.  Adjusted earnings per share, which excludes a gain on the issuance of a property easement, foreign currency translation gains and losses, and business development expenses, was $0.36 per diluted share in the first quarter of 2018, up 57% from the first quarter of 2017.

“Operating results and adjusted EBITDA were in line with our expectations for the first quarter,” commented Chairman and Chief Executive Officer, Jeff Feeler.  “Continued positive momentum in Event Business for the Environmental Services segment led to an 8% increase over the first quarter of 2017.  We also saw our Base Business grow 2% on top of what was a very strong quarter a year ago.  The Field and Industrial Services segment had a solid quarter, with revenues up 16% compared to the first quarter of 2017.”

For the first quarter of 2018, Environmental Services (“ES”) segment revenue was $86.5 million, up from $81.3 million in the first quarter of 2017. This increase consisted of 5% growth in treatment and disposal (“T&D”) revenue and 12% growth in transportation revenue compared to the first quarter of 2017. Field and Industrial Services (“FIS”) segment revenue was $33.6 million for the first quarter of 2018, up 16% from $28.9 million in the same period of 2017, reflecting continued growth in our Total Waste Management and Small Quantity Generation business lines as well as stronger overall market conditions.

Gross profit for the first quarter of 2018 was $35.7 million, up 12% from $31.9 million in the same quarter last year. ES segment gross profit was $32.5 million in the first quarter of 2018, up from $28.7 million in the same quarter of 2017. T&D gross margin for the ES segment was 40% for the first quarter of 2018, compared to 38% for the first quarter of 2017. Gross profit for the FIS segment in the first quarter of 2018 was $3.2 million up slightly from the first quarter of 2017.  Gross margin for the FIS segment was 10% in first quarter of 2018, compared to 11% in the first quarter of 2017 on a less favorable service mix.

Selling, general and administrative (“SG&A”) expense for the first quarter of 2018 was $22.2 million, compared with $19.7 million in the same quarter last year. The increase was primarily due to higher labor and incentive compensation costs and higher consulting and professional services in the first quarter of 2018 compared to the first quarter of 2017.

Operating income for the first quarter of 2018 was $13.4 million compared to $12.2 million in the first quarter of 2017, an increase of 11%.

Net interest expense for the first quarter of 2018 was $2.8 million, down from $4.1 million in the first quarter of 2017. The decrease was the result of a lower interest rate on our new credit facility in the first quarter of 2018 compared to the first quarter of 2017.

Other income for the first quarter of 2018 was $2.1 million compared to $137,000 in the first quarter of 2017.  The increase was due to a $2.0 million gain ($0.07 per diluted share) in the first quarter of 2018 on the issuance of a property easement on a portion of unutilized Company-owned land at one of our operating facilities.

The Company’s consolidated effective income tax rate for the first quarter of 2018 was 27.6%, down from 37.3% for the first quarter of 2017. The decrease was primarily due to tax reform passed in the fourth quarter of 2017, which reduced the U.S. corporate tax rate from 35% to 21%.

Net income for the first quarter of 2018 was $9.2 million, or $0.42 per diluted share, compared to net income of $5.2 million, or $0.24 per diluted share, in the first quarter of 2017. Tax reform favorably impacted net income by approximately $0.04 per diluted share compared to the first quarter of 2017.  Adjusted earnings per share, which excludes the gain on the issuance of a property easement, foreign currency translation gains and losses, and business development expenses, was $0.36 per diluted share in the first quarter of 2018, compared to $0.23 per diluted share in the first quarter of 2017.

Adjusted EBITDA for the first quarter of 2018 was $24.5 million, up 4% from $23.5 million in the same period last year.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA are attached as Exhibit A to this release.

2018 OUTLOOK

“Overall, business conditions continue to steadily improve, consistent with our expectations coming into the year,” added Feeler. “Our underlying Base Business remains strong and we continue to bid and secure our fair share of Event Business opportunities, further supporting our view of sequentially stronger quarterly financial performance as we progress through the year.”

With results in line with expectations, the Company reaffirms its previously issued 2018 Adjusted EBITDA guidance range of $122 million to $128 million and its diluted earnings per share guidance of $2.15 to $2.34.  The Company’s earnings guidance excludes the gain on the issuance of a property easement, business development expenses and foreign currency gains and losses.

The following table reconciles our projected net income to our adjusted EBITDA guidance range:

	For the Year Ending December 31, 2018
(in thousands)	Low	High

Net Income	$48,441	$52,641
Income tax expense	17,949	19,449
Interest expense	10,400	10,400
Other income	(2,290)	(2,290)
Depreciation and amortization of plant and equipment	29,400	29,700
Amortization of intangible assets	9,600	9,600
Stock-based compensation	4,200	4,200
Accretion of closure & post-closure obligations	4,300	4,300
Adjusted EBITDA	$122,000	$128,000

DIVIDEND

On April 2, 2018, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on April 20, 2018. The $3.9 million dividend was paid on April 27, 2018.

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Friday, May 4, 2018 at 10:00 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through May 11, 2018 by calling 877-344-7529 or 412-317-0088 and using the passcode 10119504.  The replay will also be accessible on our website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. US Ecology has been protecting the environment since 1952 and has operations in the United States, Canada and Mexico. For more information, visit www.usecology.com.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to repurchase shares or pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" sections of our annual and quarterly reports could harm our business, prospects, operating results, and financial condition.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue
Environmental Services	$86,471	$81,303
Field & Industrial Services	33,588	28,931

Total	120,059	110,234

Gross profit
Environmental Services	32,452	28,686
Field & Industrial Services	3,219	3,187

Total	35,671	31,873

Selling, general & administrative expenses
Environmental Services	6,376	5,731
Field & Industrial Services	2,257	2,641
Corporate	13,599	11,342

Total	22,232	19,714

Operating income	13,439	12,159

Other income (expense):
Interest income	24	10
Interest expense	(2,809)	(4,130)
Foreign currency gain (loss)	(14)	88
Other	2,123	137

Total other expense	(676)	(3,895)

Income before income taxes	12,763	8,264
Income tax expense	3,520	3,079

Net income	$9,243	$5,185

Earnings per share:
Basic	$0.42	$0.24
Diluted	$0.42	$0.24

Shares used in earnings
per share calculation:
Basic	21,801	21,725
Diluted	21,957	21,845

Dividends paid per share	$0.18	$0.18

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2018	December 31, 2017
Assets

Current Assets:
Cash and cash equivalents	$44,251	$27,042
Receivables, net	95,642	110,777
Prepaid expenses and other current assets	9,943	9,138
Income tax receivable	565	-
Total current assets	150,401	146,957

Property and equipment, net	232,352	234,432
Restricted cash and investments	5,793	5,802
Intangible assets, net	219,806	222,812
Goodwill	188,883	189,373
Other assets	3,850	2,700
Total assets	$801,085	$802,076

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$11,380	$14,868
Deferred revenue	8,793	8,532
Accrued liabilities	20,715	22,888
Accrued salaries and benefits	11,763	14,242
Income tax payable	3,149	2,970
Current portion of closure and post-closure obligations	2,333	2,330
Total current liabilities	58,133	65,830

Long-term closure and post-closure obligations	74,490	73,758
Long-term debt	277,000	277,000
Other long-term liabilities	3,082	3,828
Deferred income taxes, net	58,233	57,583
Total liabilities	470,938	477,999

Commitments and contingencies

Stockholders’ Equity

Common stock	219	218
Additional paid-in capital	178,840	177,498
Retained earnings	160,838	155,533
Treasury stock	(370)	(68)
Accumulated other comprehensive loss	(9,380)	(9,104)
Total stockholders’ equity	330,147	324,077
Total liabilities and stockholders’ equity	$801,085	$802,076

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2018	2017
Cash Flows From Operating Activities:
Net income	$9,243	$5,185
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization of property and equipment	6,605	6,633
Amortization of intangible assets	2,302	2,670
Accretion of closure and post-closure obligations	1,074	1,073
Unrealized foreign currency loss (gain)	654	(168)
Deferred income taxes	450	179
Share-based compensation expense	1,068	918
Net loss on disposition of assets	17	219
Amortization and write-off of debt issuance costs	202	504
Amortization and write-off of debt discount	-	37
Changes in assets and liabilities:
Receivables	14,947	2,991
Income tax receivable	(573)	2,045
Other assets	(792)	(417)
Accounts payable and accrued liabilities	(4,163)	(2,577)
Deferred revenue	301	2,037
Accrued salaries and benefits	(2,432)	(124)
Income tax payable	215	(61)
Closure and post-closure obligations	(288)	(271)
Net cash provided by operating activities	28,830	20,873

Cash Flows From Investing Activities:
Purchases of property and equipment	(7,558)	(7,151)
Purchases of restricted investments	(498)	(2)
Proceeds from sale of restricted investments	417	-
Proceeds from sale of property and equipment	42	40
Net cash used in investing activities	(7,597)	(7,113)

Cash Flows From Financing Activities:
Payments on long-term debt	-	(4,726)
Payments on short-term borrowings	-	(13,438)
Proceeds from short term borrowings	-	11,260
Dividends paid	(3,937)	(3,923)
Proceeds from exercise of stock options	731	496
Payment of equipment financing obligations	(108)	(85)
Other	(313)	(74)
Net cash used in financing activities	(3,627)	(10,490)

Effect of foreign exchange rate changes on cash	(488)	29

Increase in Cash and cash equivalents and restricted cash	17,118	3,299

Cash and cash equivalents and restricted cash at beginning of period	28,799	8,722

Cash and cash equivalents and restricted cash at end of period	$45,917	$12,021

EXHIBIT A
Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements; and
  Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, stock-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2018 guidance which does not include business development expenses.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three months ended March 31, 2018 and 2017:

(in thousands)	Three Months Ended March 31,
	2018	2017

Net Income	$9,243	$5,185
Income tax expense	3,520	3,079
Interest expense	2,809	4,130
Interest income	(24)	(10)
Foreign currency (gain) loss	14	(88)
Other income	(2,123)	(137)
Depreciation and amortization of plant and equipment	6,605	6,633
Amortization of intangible assets	2,302	2,670
Stock-based compensation	1,068	918
Accretion and non-cash adjustments of closure & post-closure obligations	1,074	1,073
Adjusted EBITDA	$24,488	$23,453

Business development expenses	11	37
Pro Forma adjusted EBITDA	$24,499	$23,490

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of the gain on the issuance of a property easement, the after-tax impact of business development costs, and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the earnings per share calculation.

The property easement gain relates to the issuance of an easement on a small portion of owned land at an operating facility which should not hinder our future use.  The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses.

We believe excluding the gain on issuance of a property easement, the after-tax impact of business development costs, and non-cash foreign currency translation gains or losses provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months ended March 31, 2018 and 2017:

(in thousands, except per share data)	Three Months Ended March 31,
	2018				2017
	Income before income taxes	Income tax expense	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$12,763	$(3,520)	$9,243	$0.42	$8,264	$(3,079)	$5,185	$0.24

Adjustments:
Less: TX land easement gain	(1,990)	549	(1,441)	(0.07)	-	-	-	-
Plus: Business development costs	11	(3)	8	-	37	(14)	23	-
Non-cash foreign currency translation (gain) loss	171	(47)	124	0.01	(145)	54	(91)	(0.01)

As Adjusted	$10,955	$(3,021)	$7,934	$0.36	$8,156	$(3,039)	$5,117	$0.23

Shares used in earnings per diluted share calculation			21,957				21,845

For Immediate Release
Contact: Alison Ziegler, Darrow Associates (201)220-2678
aziegler@darrowir.com   www.usecology.com